Exhibit 99.1

[ZILOG LETTERHEAD]

January 23, 2008

Universal Electronics Inc.
6101 Gateway Drive
Cypress, California 90630-4841

Attention: Paul Arling, Chief Executive Officer

Dear Mr. Arling:

We have received your letter providing an extension of your offer letter dated January 11, 2008 from January 21, 2008 until 5 P.M. on January 29, 2008.  As we discussed on the phone we are carefully evaluating your proposal with the assistance of our financial and legal advisors.  We do not anticipate being in a position to respond to your offer prior to February 1, 2008.  Unless we hear otherwise from you, we will assume that your offer will continue in full force and effect until 5 P.M. Pacific Time on February 1, 2008.

Respectfully,

ZiLOG, Inc.

By:     _/s/ Darin Billerbeck________________
          Darin Billerbeck, Chief Executive Officer

cc:
Bryant R. Riley
Riley Investment Management LLC